Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 15, 2015	CONTACT DAVID A. BOCHNOWSKI
219-853-7575

Benjamin Bochnowski Appointed President

of the Northwest Indiana Bancorp and Peoples Bank

Munster, IN - Peoples Bank, and its holding company Northwest Indiana Bancorp, today announced the promotion of Benjamin Bochnowski to president and chief operating officer of the locally managed, independent community bank and the Bancorp.

With unanimous approval by the Board of Directors, Bochnowski fills the president position formerly held by Joel Gorelick who retired in 2013. He is the fourth generation of the Bochnowski family to assume this key leadership post.

Chairman and Chief Executive Officer David A. Bochnowski says the Board is confident of Ben’s ability to build on the success of the Bank in his new role. “Ben brings to the table a proven track record of performance. Born and raised in the area, he has an inherent sense of civic responsibility and commitment to community development to help position the Bank for long term growth.”

“The action of the Board is a major step toward transitioning bank leadership for the future as part of the process of long-term succession planning,” David Bochnowski continued. “There is a commitment here to identify and develop talent with the potential to fill key roles and ensure continuity in leadership to take the Bank to the next level.”

Ben Bochnowski joined Peoples in 2010 and served most recently as executive vice president and chief operating officer. As president and COO, he takes on an expanded role of overseeing day-to-day banking activities as well as coordinating with the Chairman and CEO in the overall administration of the Bank.

“Working at Peoples Bank has been the most rewarding professional experience of my life. The team here is dedicated to our mission, and their talent has set a course for continued excellence into the future. We will continue to make the most of every opportunity to partner with and provide value to our customers, employees, shareholders and the community. I am extremely proud to be part of what this long-standing company has accomplished, and excited about our future.” Ben Bochnowski said.

Peoples Bank has a 105-year tradition of community banking with 14 locations throughout Lake and Porter Counties. With over $1 billion between Bank and Wealth Management assets under management, Peoples is recognized as a Top 200 Community Bank in America and offers a dynamic menu of personal, business and electronic banking products and services, including small business lending and wealth management services, to help customers meet their financial goals.